Exhibit 99.1

STERIS CORPORATION

NEWS ANNOUNCEMENT

FOR IMMEDIATE RELEASE

STERIS CORPORATION ANNOUNCES FISCAL 2008 SECOND QUARTER RESULTS

Mentor, Ohio (October 30, 2007) - STERIS Corporation (NYSE: STE) today announced financial results for its fiscal 2008 second quarter ended September 30, 2007. Fiscal 2008 second quarter revenues increased 4% to $295.0 million compared with $283.5 million in the second quarter of fiscal 2007, primarily driven by growth in the Healthcare and Isomedix segments.

Fiscal 2008 second quarter net income was $16.0 million, or $0.25 per diluted share, compared with net income of $16.4 million, or $0.25 per diluted share, in the second quarter of fiscal 2007. Included in net income for the second quarter of fiscal 2008 and fiscal 2007 are expenses associated with the Erie to Mexico transfer of manufacturing operations. These expenses negatively impacted diluted earnings per share in the second quarter of fiscal 2008 by $0.01, compared with $0.03 per diluted share in the prior year period.

“I am excited to be on board at STERIS, and through a series of meetings with key constituents and visits to many of our facilities, I am working to immerse myself in the operations of the Company,” said Walt Rosebrough, STERIS’s president and chief executive officer. “From a performance perspective, demand appears to be improving while raw material cost pressures may continue in the short-term. Overall, I am encouraged by what I see and I believe there is an excellent opportunity to build on the strong foundation already in place.”

Quarterly Segment Results

Healthcare revenues in the quarter increased 5% to $206.7 million, compared with the second quarter of fiscal 2007. The segment experienced continued strong growth in service and consumable revenues. Capital equipment revenues increased slightly during the quarter, while order backlog levels grew to a record $94.0 million, an increase of 14% compared with the prior year period. Operating income in the Healthcare segment was $18.5 million, compared with $20.4 million in the second quarter

STERIS Corporation

News Announcement

of fiscal 2007, as the segment continued to face challenges from significant increases in raw material costs year over year. In addition, the segment incurred higher operating expenses to support growth initiatives.

Life Sciences second quarter revenues were $53.5 million, an increase of 1% compared with the second quarter of fiscal 2007. Service and consumable revenue growth were strong, while capital equipment sales were impacted by the timing of orders. Strong late quarter capital equipment demand helped drive backlog levels to a record $57.8 million, a 31% increase compared with the prior year period. Life Sciences reported operating income of $1.4 million in the quarter, compared with operating income of $0.3 million in the second quarter of fiscal 2007. The improvement in operating income was driven by higher margin service and consumable revenues during the quarter as compared with the prior year quarter.

Second quarter revenues for Isomedix Services were $34.8 million, an increase of 4% compared with the same period last year, primarily driven by increased demand from medical device customers. Operating income increased 11% to $6.5 million compared with the prior year quarter, and largely reflected increased volume throughput in existing facilities.

Cash Flow

Net cash provided by operations for the first six months of fiscal 2008 was $52.7 million, compared with net cash provided by operations of $18.3 million in the first six months of fiscal 2007. Free cash flow (see note 1) was $31.2 million in the first six months of fiscal 2008, compared with negative free cash flow of $3.2 million in the same period last year. The first six months of fiscal 2007 included a $27.6 million payment to the IRS for tax expenses previously incurred and was the primary driver of the difference in free cash flow between the periods.

During the quarter, the Company repurchased 1,244,400 shares of its common stock at an average price of $27.63 per common share for a total amount of $34.4 million. Approximately $266 million remains under the current share repurchase authorization.

Outlook

STERIS Corporation

News Announcement

Based upon first half results and current anticipated trends, the Company continues to expect revenue growth in the range of 4-6% and earnings per diluted share of $1.35 to $1.45 for the full fiscal year. Additionally, the Company anticipates a lower level of capital spending of approximately $55 million, which would result in free cash flow of approximately $80 million.

Conference Call

In conjunction with this press release, STERIS Corporation management will host a conference call today at 10:00 a.m. Eastern time. The conference call can be heard live over the Internet at www.steris-ir.com or via phone by dialing 1-888-392-9976 in the United States and Canada, and 1-517-645-6486 internationally, then referencing the password “STERIS” and the conference leader’s name, “Aidan Gormley.”

For those unable to listen to the conference call live, a replay will be available from 12:00 p.m. Eastern time on October 30, 2007, until 5:00 p.m. Eastern time on November 13, 2007, either over the Internet at www.steris-ir.com or via phone by calling 1-800-756-3940 in the United States and Canada, and 1-402-998-0796 internationally.

About STERIS

The mission of STERIS Corporation is to provide a healthier today and safer tomorrow through knowledgeable people and innovative infection prevention, decontamination and health science technologies, products and services. The Company’s more than 5,000 dedicated employees around the world work together to supply a broad array of solutions by offering a combination of equipment, consumables and services to healthcare, pharmaceutical, industrial and government customers. The Company is listed on the New York Stock Exchange under the symbol STE. For more information, visit www.steris.com.

Contact: Aidan Gormley, Senior Director, Corporate Communications and Investor Relations at 440-392-7607.

Note: (1) Free cash flow is a non-GAAP number used by the Company as a measure to gauge its ability to

STERIS Corporation

News Announcement

fund future growth opportunities, repurchase common shares, and pay cash dividends. Free cash flow is defined as cash flows from operating activities less purchases of property, plant, equipment and intangibles, net (capital expenditures) plus proceeds from the sale of property, plant, equipment and intangibles. STERIS’s calculation of free cash flow may vary from other companies.

# # #

This news release and the conference call referenced here may contain statements concerning certain trends, expectations, forecasts, estimates, or other forward-looking information affecting or relating to the Company or its industry that are intended to qualify for the protections afforded “forward-looking statements” under the Private Securities Litigation Reform Act of 1995 and other laws and regulations. Forward-looking statements speak only as to the date of this report, and may be identified by the use of forward-looking terms such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” “confidence,” and “seeks,” or the negative of such terms or other variations on such terms or comparable terminology. Many important factors could cause actual results to differ materially from those in the forward-looking statements including, without limitation, disruption of production or supplies, changes in market conditions, political events, pending or future claims or litigation, competitive factors, technology advances, and changes in government regulations or the application or interpretation thereof. Other risk factors are described in the Company’s Form 10-K and other securities filings. Many of these important factors are outside STERIS’s control. No assurances can be provided as to any future financial results or timing or pattern of financial results. Unless legally required, the Company does not undertake to update or revise any forward-looking statements even if events make clear that any projected results, express or implied, will not be realized. Other potential risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, (a) the potential for increased pressure on pricing that leads to erosion of profit margins, (b) the possibility that market demand will not develop for new technologies, products or applications, or the Company’s business initiatives will take longer, cost more or produce lower benefits than anticipated, (c) the possibility that application of or compliance with laws, court rulings, regulations, certifications or other requirements or standards may delay or prevent new product introductions, affect the production and marketing of existing products, or otherwise affect Company performance, results, or value, (d) the potential of international unrest or effects of fluctuations in currencies, tax assessments or rates, raw material costs, benefit or retirement plan costs, or other regulatory compliance costs, (e) the possibility of reduced demand, or reductions in the rate of growth in demand, for the Company’s products and services, and (f) the possibility that anticipated cost savings may not be achieved, or that transition, labor, competition, timing, execution, regulatory, governmental, executive transition or other issues or risks associated with the matters described in this release, or the referenced conference call, may adversely impact Company performance, results, or value.

STERIS Corporation

Consolidated Condensed Statements of Income

(In thousands, except per share data)

	Three Months Ended September 30,		Six Months Ended September 30,
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$295,002	$283,536	$575,946	$548,603
Cost of revenues	171,332	164,775	333,564	316,467

Gross profit	123,670	118,761	242,382	232,136
Operating expenses:
Selling, general, and administrative	87,993	82,786	174,488	161,200
Research and development	8,531	8,283	17,790	16,678
Restructuring expense	698	1,158	2,089	2,263

	97,222	92,227	194,367	180,141

Income from operations	26,448	26,534	48,015	51,995
Non-operating expense, net	864	1,575	1,637	2,665

Income from continuing operations before income tax expense	25,584	24,959	46,378	49,330
Income tax expense	9,566	8,599	17,157	18,913

Income from continuing operations	16,018	16,360	29,221	30,417
Gain on sale of discontinued operations, net of tax	—	—	—	627

Net income	$16,018	$16,360	$29,221	$31,044

Earnings per common share (EPS) data:
Basic earnings per common share
Continuing operations	$0.25	$0.25	$0.45	$0.46
Discontinued operations	$—	$—	—	0.01

Net income	$0.25	$0.25	$0.45	$0.47

Diluted earnings per common share
Continuing operations	$0.25	$0.25	$0.45	$0.46
Discontinued operations	$—	$—	—	0.01

Net income	$0.25	$0.25	$0.45	$0.47

Cash dividends declared per common share outstanding	$0.06	$0.04	$0.11	$0.08
Weighted average number of common shares outstanding used in EPS computation:
Basic number of common shares outstanding	64,207	65,567	64,612	65,882
Diluted number of common shares outstanding	65,047	66,119	65,478	66,391

STERIS Corporation
Consolidated Condensed Balance Sheets
(In thousands)
	September 30, 2007	March 31, 2007
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$61,563	$52,296
Accounts receivable, net	211,774	251,207
Inventories, net	157,693	131,997
Other current assets	50,334	49,220

Total Current Assets	481,364	484,720
Property, plant, and equipment, net	384,947	388,899
Goodwill and intangible assets, net	334,384	332,947
Other assets	3,335	2,604

Total Assets	$1,204,030	$1,209,170

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$61,605	$76,184
Other current liabilities	128,104	141,215

Total Current Liabilities	189,709	217,399
Long-term debt	124,890	100,800
Other liabilities	120,931	116,679
Shareholders’ equity	768,500	774,292

Total Liabilities and Shareholders’ Equity	$1,204,030	$1,209,170

STERIS Corporation

Segment Data

(In thousands)

	Three Months Ended September 30,		Six Months Ended September 30,
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Segment Revenues:
Healthcare	$206,684	$197,094	$402,375	$384,225
Life Sciences	53,525	52,951	103,306	98,332
STERIS Isomedix Services	34,793	33,491	70,265	66,046

Total Segment Revenues	$295,002	$283,536	$575,946	$548,603

Segment Operating Income (Loss):
Healthcare	$18,517	$20,426	$33,730	$41,539
Life Sciences	1,428	275	578	(1,038)
STERIS Isomedix Services	6,503	5,833	13,707	11,494

Total Segment Operating Income	$26,448	$26,534	$48,015	$51,995

STERIS Corporation Consolidated Condensed Statements of Cash Flows (In thousands)
	Six Months Ended September 30,
	2007	2006
	(Unaudited)	(Unaudited)
Operating Activities:
Net income	$29,221	$31,044
Non-cash items	33,791	28,533
Working capital adjustments	(10,287)	(41,317)

Net cash provided by operating activities	52,725	18,260
Investing Activities:
Purchases of property, plant, equipment, and intangibles, net	(21,591)	(21,419)
Proceeds from sale of property, plant, equipment and intangibles	31	—
Proceeds from sale of discontinued operations	—	2,927

Net cash used in investing activities	(21,560)	(18,492)
Financing Activities:
Proceeds under credit facilities, net	24,090	32,555
Payments on long-term obligations and capital leases, net	—	(361)
Repurchases of common shares	(54,476)	(59,628)
Cash dividends paid to common shareholders	(7,112)	(5,272)
Stock options and other equity transactions, net	13,008	2,376

Net cash used in financing activities	(24,490)	(30,330)
Effect of exchange rate changes on cash and cash equivalents	2,592	2,737

(Decrease) increase in cash and cash equivalents	9,267	(27,825)
Cash and cash equivalents at beginning of period	52,296	72,732

Cash and cash equivalents at end of period	$61,563	$44,907

	Six Months Ended September 30,
	2007	2006
	(Unaudited)	(Unaudited)
Calculation of Free Cash Flow from continuing operations:
Cash flows from operating activities	$52,725	$18,260
Purchases of property, plant, equipment, and intangibles, net	(21,591)	(21,419)
Proceeds from the sale of property, plant, equipment, and intangibles	31	—

Free Cash Flow from Continuing Operations	$31,165	$(3,159)

Free cash flow is defined by the Company as cash flows from operating activities less purchases of property, plant, equipment and intangibles, net (capital expenditures) plus proceeds from the sale of property, plant, equipment and intangibles. Free cash flow is a non-GAAP figure under Securities and Exchange Commission rules. The Company uses free cash flow as a measure to gauge its ability to fund future growth opportunities, repurchase common shares, and pay cash dividends. STERIS’s calculation of free cash flow may vary from other companies.